Exhibit 99.1

Press Release For Immediate Release

Company Contact:
Company Contact: William Swain, GraphOn Corporation 1.800.GRAPHON Bill.Swain@GraphOn.com

GraphOn Corporation Reports Its Fourth Quarter and Fiscal 2010 Financial Results

SANTA CRUZ, CA, USA – February 11, 2011 – GraphOn® Corporation (OTCBB: GOJO.OB, www.graphon.com; www.facebook.com/graphon), a leading worldwide developer of application virtualization and Web-enabling solutions, today announced financial results for the fourth quarter of 2010, which continues to include strong growth in GO-Global product revenue and progress toward profitability.

Financial Highlights
Revenue was approximately $1.7 million for the three months ended December 31, 2010, as compared with approximately $1.5 million for the same period of 2009.  Revenue was approximately $7.5 million for the fiscal year ended December 31, 2010, as compared with approximately $8.1 million for the same period of 2009.  GO-Global revenue grew by approximately $0.9 million for fiscal year 2010 as compared to fiscal year 2009, and by approximately $0.3 million during the fourth quarter of 2010 as compared with the fourth quarter of 2009.  The net loss for the three months ended December 31, 2010 was approximately $0.3 million, as compared with the approximately $1.1 million net loss for the same period of 2009.  The net loss for the fiscal year ended December 31, 2010 was approximately $0.9 million, as compared with the approximately $1.8 million net loss for the same period of 2009.  The loss per common share for the three months ended December 31, 2010 was $0.01 as compared with $0.02 for the same period in 2009.  The loss per common share for the fiscal year ended December 31, 2010 was $0.02 per share as compared with a loss of $0.04 per share for the same period in 2009.

"We continue to be very pleased with the increased revenue produced by our GO-Global business in both the current quarter and the fiscal year compared to the same periods in 2009,” Robert Dilworth, Chairman and CEO, said. “We experienced an increase of approximately 19% in fourth quarter 2010 GO-Global revenue over the corresponding quarter of the prior year, and an approximate 15% increase in the fiscal year GO-Global revenue over the prior fiscal year.  As expected, our intellectual property license revenue was lower in the current fiscal year as compared to the previous fiscal year.  We are optimistic about the continued growth of our GO-Global revenue as we will soon be announcing the availability of the GO-Global Cloud, which we believe will enhance our current GO-Global product family and strengthen our product offering in the private cloud, web enablement and virtualization markets. We continue to invest research and development resources in new capabilities for our GO-Global products with the objective of providing increasingly attractive, easily used and cost effective solutions for our customers.”

About GraphOn Corporation
For over a decade, GraphOn Corporation has been an innovator of cost-effective, advanced solutions that help customers access applications from anywhere.  GraphOn’s high-performance software provides fast remote access, cross-platform connectivity, and a centralized architecture that delivers a dramatically lower cost of ownership.  The company’s solutions run under Microsoft (MSFT) Windows, Linux, and UNIX, including Sun (SUNW) Solaris, IBM AIX, Hewlett-Packard (HPQ) HP-UX, and more.  GraphOn is located in Santa Cruz, CA and is traded on the Over the Counter Bulletin Board under the ticker GOJO (OTCBB:GOJO). For more information, please visit the company's Web site at http://www.graphon.com or visit them on Facebook at www.facebook.com/graphon.

GraphOn Financial Results
Page Two

GRAPHON CORPORATION
Condensed Consolidated Balance Sheets
	December 31,	December 31,
	2010	2009
	(Unaudited)	(Unaudited)
Assets
Cash	$1,891,000	$2,852,900
Accounts receivable, net	1,015,900	839,600
Other current assets	77,100	64,500
Total current assets	2,984,000	3,757,000
Property and equipment, net	69,900	127,100
Patents, net	39,300	511,700
Capitalized software, net	237,700	—
Other assets	8,100	14,800
Total assets	$3,339,000	$4,410,600

Liabilities and stockholders' equity
Accounts payable and accrued liabilities	$736,300	$986,200
Deferred revenue - current	2,058,300	1,862,600
Total current liabilities	2,794,600	2,848,800
Deferred revenue - long term	640,200	836,200
Stockholders' (deficit) equity	(95,800)	725,600
Total liabilities and stockholders' equity	$3,339,000	$4,410,600

Condensed Consolidated Statements of Operations and Comprehensive Loss

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue - Software	$1,738,600	$1,466,200	$6,641,500	$5,777,200
Revenue - Intellectual property	—	—	875,000	2,300,000
Total Revenue	1,738,600	1,466,200	7,516,500	8,077,200
Cost of revenue - Software	126,500	113,400	487,800	485,100
Cost of revenue - Intellectual property	—	—	338,100	896,000
Total Cost of revenue	126,500	113,400	825,900	1,381,100
Gross profit	1,612,100	1,352,800	6,690,600	6,696,100

Selling and marketing	566,100	475,400	2,170,100	1,871,500
General and administrative	676,100	1,284,900	2,963,700	3,889,600
Research and development	659,600	671,300	2,466,700	2,768,600
Total operating expenses	1,901,800	2,431,600	7,600,500	8,529,700
Loss from operations	(289,700)	(1,078,800)	(909,900)	(1,833,600)
Other income (expense), net	700	(600)	3,100	15,400
Loss before income taxes	(289,000)	(1,079,400)	(906,800)	(1,818,200)
Income taxes	600	400	3,200	2,000
Net loss	(289,600)	(1,079,800)	(910,000)	(1,820,200)
Other comprehensive income (loss)	—	—	—	—
Comprehensive loss	$(289,600)	$(1,079,800)	$(910,000)	$(1,820,200)
Loss per common share - basic and diluted	$(0.01)	$(0.02)	$(0.02)	$(0.04)
Weighted average shares outstanding - basic and diluted	45,981,625	46,774,509	45,973,691	47,212,851

This press release contains statements that are forward looking as that term is defined by the United States Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties. Actual results will differ due to factors such as shifts in customer demand, product shipment schedules, product mix, competitive products and pricing, technological shifts and other variables. Readers are referred to GraphOn's most recent periodic and other reports filed with the Securities and Exchange Commission.

GraphOn and GO-Global are a registered trademarks of GraphOn Corp. All other trademarks belong to their respective owners.

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